Exhibit 99.1

DAVIDsTEA Inc. Announces First Quarter Fiscal 2016 Financial Results

First quarter sales growth of 24.3% to C$44.5 million

First quarter adjusted EBITDA growth of 15.0% to C$4.6 million

First quarter net income of C$1.5 million or C$0.06 per fully diluted share

Reiterates Fiscal 2016 outlook

MONTREAL, June 8, 2016 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three months ended April 30, 2016.

For the three months ended April 30, 2016:

•	Sales increased by 24.3% to C$44.5 million from C$35.8 million in the first quarter of fiscal 2015. Comparable sales increased by 4.9%.
•

Gross profit increased by 21.5% to C$23.2 million from C$19.1 million in the first quarter of fiscal 2015, while gross profit as a percent of sales decreased to 52.1% from 53.3% in the first quarter of fiscal 2015. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact of the stronger U.S. dollar on U.S. dollar denominated purchases, partially offset by supply chain efficiencies. On a constant currency basis, gross profit as a percent of sales increased 90 basis points to 54.2%.

•

Selling, general and administration expenses (“SG&A”) increased to C$21.1 million from C$17.0 million in the first quarter of fiscal 2015. As a percent of sales, SG&A increased to 47.5% from 47.4% in the first quarter of fiscal 2015.

•

Results from operating activities were C$2.0 million as compared to C$(2.0) million in the first quarter of fiscal 2015. Excluding one-time costs in the prior year period, results from operating activities decreased to C$2.0 million from C$2.1 million in the first quarter of fiscal 2015.

•

The Company opened 5 new stores in the first quarter of fiscal 2016 and ended the quarter with a total of 198 stores in Canada and the U.S. This represents an increase of 23% from the end of the first quarter of fiscal 2015.

•

Adjusted EBITDA was C$4.6 million compared to C$4.0 million in the first quarter of fiscal 2015. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•

Net income was C$1.5 million compared to C$(93.2) million in the first quarter of fiscal 2015 which, as previously stated, includes a non-cash loss associated with the embedded derivative on Series A, A-1 and A-2 preferred shares as all preferred shares were converted into common shares in conjunction with the IPO transaction (see Reconciliation of IFRS basis to Adjusted net income(loss) table). Adjusted net income, which excludes IPO-related and other one-time income or expenses in the prior year period (see Reconciliation of IFRS basis to Adjusted net income(loss) table), was C$1.5 million compared to C$1.1 million in the first quarter of fiscal 2015.

•

Fully diluted income per common share was C$0.06 compared to C$(7.73) in the first quarter of fiscal 2015. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$0.06 per share compared to C$0.04 per share in the first quarter of fiscal 2015.

Sylvain Toutant, President and Chief Executive Officer, stated: “We are pleased with our first quarter results which came in above our top and bottom line guidance ranges and reflect a strong start to the year. Our solid performance demonstrates the strength of our business model and our ability to execute, despite a mixed overall retail backdrop. Our success continues to be driven by the appeal of both our concept and our product offering. Our focus on innovation and design, our distinct and flexible retail format, and successful e-commerce business that is reinforced through our unique marketing strategy as well as our knowledgeable tea guides, all create a unique in-store experience that truly focuses on the customer.”

Mr. Toutant continued, “Given the solid start to the year, we are re-affirming our previously provided outlook. We remain focused on our strategic priorities of growing our store base, driving comparable sales, increasing brand awareness and expanding profitability.”

Balance sheet highlights as of April 30, 2016:

•	Cash: C$69.1 million.
•	Total liquidity (cash plus availability on a C$20.0 million revolving facility): C$89.1 million.

Second Quarter and Fiscal 2016 Outlook:

For the second quarter of fiscal 2016, sales are expected to be in the range of C$39.0 million to C$40.0 million based on opening 11 new stores and assuming a comparable sales increase in the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$0.2 million to C$0.5 million. Net loss  is expected to be in the range of C$(2.1) million to C$(2.4) million, with fully diluted income per common share in the range of C$(0.08) to C$(0.09) on approximately 24.2 million fully diluted weighted average shares outstanding.

For fiscal 2016, sales are expected to be in the range of C$215.0 million to C$219.0 million based on opening 40 new stores for the full year and assuming a comparable sales increase in the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$31.0 million to C$33.0 million. Adjusted net income is expected to be in the range of C$13.0 million to C$14.0 million, with an adjusted fully diluted income per common share range of C$0.50 to C$0.54 on approximately 26.1 million adjusted fully diluted weighted average shares outstanding.

Conference Call Information:

A conference call to discuss the first quarter of fiscal 2016 financial results is scheduled for today, June 8, 2016, at 4:30 p.m. Eastern Standard Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s growth prospects, product offerings and financial guidance for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2016 and filed with the Securities and Exchange Commission on April 13, 2016. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 198 company-operated DAVIDsTEA stores throughout Canada and the United States as of April 30, 2016, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at	As at
	April 30, 2016	January 30, 2016
	$	$

ASSETS
Current
Cash	69,068	72,514
Accounts and other receivables	2,463	2,702
Inventories	17,554	17,767
Income tax receivable	—	605
Prepaid expenses and deposits	6,454	4,493
Derivative financial instruments	—	3,442
Total current assets	95,539	101,523
Property and equipment	46,976	47,330
Intangible assets	2,221	2,242
Deferred income tax assets	8,816	7,877
Total assets	153,552	158,972
LIABILITIES AND EQUITY
Current
Trade and other payables	12,052	14,435
Deferred revenue	3,326	3,762
Income taxes payable	13	62
Current portion of provisions	512	512
Derivative financial instruments	1,723	—
Total current liabilities	17,626	18,771
Deferred rent and lease inducements	6,075	6,002
Provisions	91	162
Total liabilities	23,792	24,935
Equity
Share capital	259,889	259,205
Contributed surplus	7,024	7,094
Deficit	(137,240)	(138,465)
Accumulated other comprehensive income	87	6,203
Total equity	129,760	134,037
	153,552	158,972

INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended
	April 30, 2016	May 2, 2015
	$	$

Sales	44,469	35,844
Cost of sales	21,314	16,755
Gross profit	23,155	19,089
Selling, general and administration expenses	21,119	16,991
Stock-based compensation related to cashless exercise	—	4,052
Results from operating activities	2,036	(1,954)
Finance costs	17	792
Finance income	(121)	(51)
Accretion of preferred shares	—	314
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	90,705
Income (loss) before income taxes	2,140	(93,714)
Provision for income tax (recovery)	626	(488)
Net income (loss)	1,514	(93,226)
Other comprehensive loss
Items to be reclassified subsequently to income:
Unrealized net loss on forward exchange contracts	(4,197)	—
Realized net gain on forward exchange contracts reclassified to inventory	(968)	—
Provision for income tax recovery on comprehensive loss	1,371	—
Cumulative translation adjustment	(2,322)	(574)
Other comprehensive loss, net of tax	(6,116)	(574)
Total comprehensive loss	(4,602)	(93,800)
Net income (loss) per share:
Basic	0.06	(7.73)
Fully diluted	0.06	(7.73)
Weighted average number of shares outstanding
— basic	24,134,285	12,057,474
— fully diluted	25,892,598	12,057,474

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended
	April 30, 2016	May 2, 2015
	$	$

OPERATING ACTIVITIES
Net income (loss)	1,514	(93,226)
Items not affecting cash:
Depreciation of property and equipment	1,787	1,298
Amortization of intangible assets	161	123
Deferred rent	280	198
Provision (recovery) for onerous contracts	—	(74)
Stock-based compensation expense	316	325
Amortization of financing fees	18	166
Accretion of preferred shares	—	314
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	90,705
Deferred income taxes (recovered)	(30)	15
	4,046	(156)
Net change in other non-cash working capital balances related to operations	(4,834)	(6,501)
Cash flows related to operating activities	(788)	(6,657)
FINANCING ACTIVITIES
Repayment of finance lease obligations	—	(552)
Proceeds from issuance of long-term debt	—	9,996
Repayment of long-term debt	—	(10,014)
Proceeds from issuance of common shares pursuant to exercise of stock options	344	—
IPO-related expenses	—	(552)
Financing fees	—	(119)
Cash flows related to financing activities	344	(1,241)
INVESTING ACTIVITIES
Additions to property and equipment	(2,846)	(1,840)
Additions to intangible assets	(156)	(268)
Cash flows related to investing activities	(3,002)	(2,108)
Decrease in cash during the period	(3,446)	(10,006)
Cash, beginning of period	72,514	19,784
Cash, end of period	69,068	9,778

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	For the three months ended
(in thousands)	April 30, 2016	May 2, 2015

Net income (loss)	$1,514	$(93,226)
Finance costs	17	792
Finance income	(121)	(51)
Depreciation and amortization	1,948	1,421
Provision for income tax (recovery)	626	(488)
EBITDA	$3,984	$(91,552)
Additional adjustments :
Stock-based compensation expense (a)	316	325
Stock-based compensation expense related to cashless exercise (b)	—	4,052
Provision (recovery) for onerous contracts (c)	—	(74)
Deferred rent (d)	280	198
Accretion of preferred shares (e)	—	314
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (f)	—	90,705
Adjusted EBITDA	$4,580	$3,968

(a)	Represents non-cash stock-based compensation expense.
(b)	Represents expense related to cashless exercise of options by former employees.
(c)

Represents provision and non-cash recovery related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(d)	Represents the extent to which our annual rent expense has been above or below our cash rent.
(e)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(f)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.

Reconciliation of IFRS basis to Adjusted net income (loss)

[Unaudited and in thousands of Canadian dollars]

	For the three months ended
	April 30, 2016	May 2, 2015

Net income (loss)	1,514	(93,226)
Stock-based compensation expense related to cashless exercise (a)	—	4,052
Finance costs related to preferred shares (b)	—	351
Accretion of preferred shares (c)	—	314
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (d)	—	90,705
Income tax expense adjustment (e)	—	(1,074)
Adjusted net income	$ 1,514	$ 1,122

(a)	Represents expense related to cashless exercise of options by former employees.
(b)	Represents finance fees related to the preferred shares. Upon the completion of our initial public offering, we converted the liability associated with these preferred shares into equity.
(c)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(d)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.
(e)	Removes the income tax impact of the stock-based compensation expense for cashless exercise referenced in note (a).

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended
	April 30, 2016	May 2, 2015

Weighted average number of shares outstanding, fully diluted	25,892,598	12,057,474
Adjustments:
Initial public company share issuance (a)	—	3,414,261
Adjustment for anti-dilution (b)	—	10,809,398
Adjusted weighted average number of shares outstanding, fully diluted	25,892,598	26,281,133

Net income (loss) per share, fully diluted	0.06	(7.73)

Adjusted net income per share, fully diluted	0.06	0.04

(a)	Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.
(b)	Reflects the diluted impact of Series A, A-1 and A-2 preferred shares, stock options, utilizing the treasury method, and restricted stock units.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com